Exhibit 99.1

Alpha Natural Resources, Inc.
FOR IMMEDIATE RELEASE

Alpha Natural Resources Announces
Results for Third Quarter 2014

•	Third quarter 2014 revenue was $1.1 billion and adjusted EBITDA, including a $16 million pre-tax gain from sale of 3.1 million Rice Energy shares, was $54 million

•	Cost reduction initiatives resulted in excellent cost performance in the East

•	Amended and extended secured credit facility and established a new accounts receivable securitization facility

•	Fine-tuning 2014 guidance; increased shipment volumes, interest expense, and SG&A; lowered Eastern adjusted cost of coal sales by $2.00 per ton at the midpoint

•	In October, Alpha subsidiary entered into an asset purchase agreement to dispose of non-core assets for total consideration of approximately $86 million, including $75 million in cash

•	Total liquidity at nearly $2.3 billion, including more than $1.3 billion in cash and marketable securities

BRISTOL, Va., October 30, 2014-Alpha Natural Resources, Inc. (NYSE: ANR), a leading U.S. coal producer, reported a third quarter 2014 net loss of $185 million or $0.84 per diluted share, compared with a net loss of $458 million or $2.07 per diluted share in the third quarter of 2013. Excluding the items described in “Reconciliation of Adjusted Net Loss to Net Loss,” the third quarter 2014 adjusted net loss was $118 million or $0.53 per diluted share compared with adjusted net loss of $134 million or $0.61 per diluted share in the third quarter of 2013.

Earnings before interest, taxes, depreciation, depletion and amortization (EBITDA) for the third quarter of 2014 was $26 million, compared with an EBITDA loss of $341 million in the year ago period. Excluding the items described in our “Reconciliation of EBITDA and Adjusted EBITDA to Net Loss,” the third quarter 2014 Adjusted EBITDA was $54 million, including a $16 million pre-tax gain from the sale of 3.1 million Rice Energy shares, compared with $33 million in the third quarter of 2013.

Quarterly Financial & Operating Highlights
(millions, except per-share and per ton amounts)

	Q3 2014	Q2 2014	Q3 2013
Coal revenues	$920.8	$919.3	$1,028.8
Net loss	($185.0)	($512.6)	($458.2)
Net loss per diluted share	($0.84)	($2.32)	($2.07)
Adjusted net loss[1]	($118.3)	($123.4)	($134.4)
Adjusted net loss per diluted share[1]	($0.53)	($0.56)	($0.61)
EBITDA[1]	$26.3	($251.1)	($341.1)
Adjusted EBITDA[1]	$53.7	$49.9	$33.4
Tons of coal sold	21.2	19.9	21.8
Weighted average coal margin per ton	$3.33	$4.90	$2.47
Adjusted weighted average coal margin per ton[1]	$3.69	$4.09	$2.69

1.
These are non-GAAP financial measures. A reconciliation of adjusted net loss to net loss, EBITDA and adjusted EBITDA to net loss, and adjusted cost of coal sales per ton to cost of coal sales per ton are included in tables accompanying the financial schedules. Adjusted weighted average coal margin per ton is defined as the weighted average total sales realization per ton, less the adjusted weighted average total cost of coal sales per ton.

“While coal markets remained extremely challenging in the third quarter, we continue to be proactive by thoughtfully rationalizing our production base, reducing costs and maximizing efficiency. Our continuing cost reduction efforts in the East and other corporate actions are yielding strong results, including multi-year lows in Eastern adjusted cost of coal sales at $61.69 per ton in the third quarter, allowing us to reduce our Eastern cost of coal sales guidance for 2014 by $2.00 to a midpoint of $63.00 per ton. Although costs in the PRB were lower in the third quarter compared to the second quarter, they once again came in above our expectations, primarily due to rail underperformance, which continues to hinder shipment volumes,” said Kevin Crutchfield, chairman and CEO.

The company remains focused on prudently managing its liquidity and balance sheet during this difficult market period. Alpha recently announced an amendment and extension of its senior secured credit facility and established a new $200 million accounts receivable securitization facility, further solidifying its liquidity position while improving future financial flexibility. As a result of these efforts, Alpha maintained its liquidity position of approximately $2.3 billion. In the third quarter the company sold 3.1 million shares of Rice Energy for approximately $82 million in cash, leaving Alpha with more than 6.4 million Rice Energy shares, valued at approximately $170 million as of September 30, 2014.

In October, the company’s subsidiary AMFIRE Mining Company, LLC entered into an asset purchase agreement with Rosebud Mining Company, a well-respected regional operator with synergies in both geography and transportation, to divest substantially all of AMFIRE’s assets, located in Central Pennsylvania, for total consideration of approximately $86 million, including $75 million in cash and assumption of certain liabilities. The transaction is expected to close by year end. Total 2014 AMFIRE production through September was approximately 1.7 million tons, including 1.2 million tons of metallurgical coal.

The company’s Marcellus gas joint venture with EDF Trading Resources, LLC (“JV”), a fifty percent owner with Alpha, is progressing well with a net acreage position to the JV totaling more than 20,000 acres. During the third quarter, the Pennsylvania Department of Environmental Protection issued two drilling permits to the JV and construction has begun on an initial pad location. Production from initial wells is expected in early 2015 with at least four additional wells expected during the year. The JV is currently evaluating additional pad sites.

“While we are pleased with our operational and cost performance in the third quarter, coal pricing remains highly challenging across all regions in both domestic and export markets. For the third consecutive quarter, the Asian hard coking coal benchmark remained at near $120 per metric ton. Thermal markets continue to experience soft prices, with API2 in the low $70s per tonne - well below the break-even point for most U.S. producers - and domestic Central Appalachia thermal declining to the low $50s. Given the continued price weakness in these two thermal markets, we are continuing to assess our Central Appalachian thermal production for 2015, as indicated in our updated WARN notification press release in late September. Northern Appalachia has been the strongest thermal market in the third quarter on a relative basis, with prices in the mid-$50s, despite strong competition from the Illinois Basin and softening natural gas prices,” said Paul Vining, Alpha’s president.

As previously disclosed, the Emerald long-wall mine will operate only through the second panel in district D. Emerald will be conducting development work with minimal production during the first quarter of 2015, likely resulting in higher overall Eastern cost of coal sales per ton during that period. We now expect Emerald to cease production near the end of 2015.

While Alpha continues to rationalize its cost base and manage its balance sheet, the company has not diverted its focus from ’Running Right’ as evidenced by the number of safety and performance awards won by Alpha’s affiliates in 2014. Specifically, Paramont Coal Company’s Deep Mine #37 and Dickenson-Russell Coal Company’s Roaring Fork #4 won the Mine Safety Award in the Large Underground category; Twin Star Mining’s Elk Creek Mine won the Mine Safety Award in the Medium Surface category and received an award for five years without time lost to injuries; Paramont Coal Company’s #88 Strip in Wise County won a Mine Safety Award in the Large Surface category; and Pigeon Creek Processing Corporation’s Plant #1 was recognized with a Virginia State Safety Award in the Large Coal Processing Facility category. Finally, the National Association of State Land Reclamationists (NASLR) presented Paramont Coal Company’s Red Onion Surface Mine with its Annual Coal Mining Reclamation Award.

Financial Performance

•
Total revenues in the third quarter of 2014 were $1.1 billion compared with $1.2 billion in the third quarter of 2013, and coal revenues were $0.9 billion, down from $1.0 billion in the year-ago period. The decreases in total revenues and coal revenues were primarily attributable to lower average realizations and lower shipments of metallurgical and PRB steam coal. Freight and handling revenues and other revenues were $112 million and $18 million, respectively, during the third quarter of 2014, versus $136 million and $26 million, respectively, in the third quarter of 2013.

During the third quarter of 2014, metallurgical coal shipments were 4.8 million tons, compared with 5.0 million tons in the third quarter of 2013 and 4.5 million tons in the prior quarter of 2014. Alpha shipped 9.3 million tons of Powder River Basin (PRB) coal during the quarter, compared with 10.1 million tons in the year-ago period and 7.9 million tons in the prior quarter. Eastern steam coal shipments were 7.2 million tons, compared with 6.7 million tons in the year-ago period and 7.5 million tons in the prior quarter. The average per ton realization on metallurgical coal shipments in the third quarter was $82.45, down from $94.73 in the third quarter last year and $86.31 in the prior quarter. The average per-ton realization for PRB shipments was $11.81, compared with $12.58 in the third quarter last year and $11.81 in the prior quarter. The per-ton average realization for Eastern steam coal shipments was $58.16, compared with $63.21 in the year-ago period and $58.53 in the prior quarter.

•
Total costs and expenses during the third quarter of 2014 were $1.2 billion, compared with $1.7 billion in the third quarter of 2013 and $1.5 billion in the prior quarter. Cost of coal sales was $0.9 billion, compared with $1.0 billion in the year-ago period and $0.8 billion in the prior quarter. The cost of coal sales in the East averaged $62.32 per ton, compared with $74.93 in the third quarter last year and $60.65 in the prior quarter. Excluding $0.47 per ton employee benefit related expenses and $0.16 per ton merger-related expenses, the adjusted cost of coal sales in the East averaged $61.69 per ton, compared with $74.52 in the third quarter last year, which excluded a $0.41 per ton of merger-related expense, and $62.01 in the second quarter of 2014, which excluded a $1.36 per ton benefit of merger-related items. The quarter-over-quarter reduction in Eastern adjusted cost of coal sales per ton was primarily driven by Alpha’s cost reduction initiatives. The cost of coal sales per ton for Alpha Coal West’s PRB mines was $11.32 during the third quarter of 2014, compared with $9.29 in the third quarter of 2013 and $12.06 in the prior quarter. The primary reason for the year-over-year PRB cost increase was reduced shipment volumes, which were mainly attributable to poor rail service at both our PRB mines.

•
Selling, general and administrative (SG&A) expense in the third quarter of 2014 was $35 million, compared with SG&A expense of $39 million in the third quarter of 2013. Depreciation, depletion and amortization decreased to $171 million during the third quarter of 2014 from $196 million in the year-ago period primarily due to the impact of production curtailments and lower capital expenditures.

•
Alpha recorded a net loss of $185 million, or $0.84 per diluted share, during the third quarter of 2014, compared with a net loss of $458 million, or $2.07 per diluted share, during the third quarter of 2013. The net loss for the third quarter of 2013 includes a non-cash goodwill impairment charge of approximately $253 million.

Excluding the items described in our “Reconciliation of Adjusted Net Loss to Net Loss,” the third quarter 2014 adjusted net loss was $118 million, or $0.53 per diluted share, compared with adjusted net loss of $134 million, or $0.61 per diluted share, in the third quarter of 2013.

•
EBITDA was $26 million in the third quarter of 2014, compared with an EBITDA loss of $341 million in the year-ago period. Excluding the items described in the “Reconciliation of EBITDA and Adjusted EBITDA to Net Loss,” adjusted EBITDA was $54 million in the third quarter of 2014, compared with $33 million in the third quarter of 2013. Adjusted EBITDA for the third quarter of 2013 excludes a non-cash goodwill impairment charge of approximately $253 million.

Year-to-Date Results

•
For the first nine months of 2014, Alpha reported total revenues of $3.2 billion, including $2.8 billion in coal revenues, compared with total revenues of $3.9 billion and coal revenues of $3.3 billion during the first nine months of 2013. The year-over-year decreases in both total and coal revenues are primarily attributable to lower average realizations and lower shipments of metallurgical and PRB steam coal.

•
During the first nine months of 2014, Alpha’s coal shipments totaled 62.5 million tons, compared with 66.3 million tons in the year-ago period. Metallurgical coal shipments were 13.7 million tons for the first nine months of 2014, compared with 15.7 million tons shipped during the same period a year ago. Shipments of PRB and Eastern steam coal were 26.6 million tons and 22.3 million tons, respectively, during the first nine months of 2014, compared with 28.8 million tons and 21.8 million tons, respectively, during the first nine months of 2013. The year-over-year decrease in shipments of PRB coal reflects principally poor rail performance, while the year-over year decrease in metallurgical coal shipments is primarily driven by weak market conditions and mine idlings.

•
For the first nine months of 2014, the company-wide average realization was $44.65 per ton and the adjusted average cost of coal sales was $41.00 per ton, resulting in a $3.65 per ton, or 8.2 percent, adjusted coal margin. By comparison, company-wide average realization in the first nine months of 2013 was $49.65 per ton and the adjusted average cost of coal sales was $45.37 per ton, resulting in a $4.28 per ton, or 8.6 percent, adjusted coal margin. The decrease in adjusted coal margin per ton was primarily attributable to lower per ton realizations across all of Alpha’s shipments, including Eastern metallurgical coal, Eastern steam coal and PRB coal, partly offset by lower Eastern adjusted costs of coal sales per ton. Year-to-date 2014 weighted average coal margin per ton was $3.78 or 8.5 percent with an average cost of coal sales of $40.87 per ton. Cost of coal sales was $2.6 billion for the first nine months of 2014, compared with $3.1 billion in the year-ago period.

•
For the first nine months of 2014, Alpha recorded a net loss of $753 million or $3.40 per diluted share, compared with a net loss of $755 million or $3.42 per diluted share during the same period a year ago. Excluding the various items detailed in the attached “Reconciliation of Adjusted Loss to Net Loss,” Alpha’s adjusted net loss was $226 million or $1.02 per diluted share for the first nine months of 2014, compared with an adjusted net loss of $360 million or $1.63 per diluted share for the first nine months of 2013. EBITDA for year-to-date 2014 was $40 million and Adjusted EBITDA, which excludes the various items detailed in the attached “Reconciliation of EBITDA and Adjusted EBITDA to Net Loss,” was $393 million, compared with an EBITDA loss and Adjusted EBITDA of $233 million and $227 million, respectively, during the first nine months of 2013. EBITDA and Adjusted EBITDA for the year-to-date 2014 period includes a pre-tax gain of approximately $250 million from the exchange of the Alpha Shale joint venture with Rice Energy and a pre-tax gain of approximately $16 million from the sale of 3.1 million shares of Rice Energy. EBITDA for the first nine months of 2013 and 2014 includes a non-cash goodwill impairment charge of approximately $253 million and $309 million, respectively.

Liquidity and Capital Resources

Cash provided by operating activities for the quarter ended September 30, 2014 was $34 million, compared with cash provided by operating activities of $111 million for the third quarter of 2013. Capital expenditures for the third quarter of 2014 were $45 million, compared with $56 million in the third quarter of 2013. For the first nine months of 2014, cash used in operating activities totaled $237 million, including $195 million in payments related to the shareholder class action settlement, net of insurance recoveries of $70 million, compared to cash provided by operating activities of $179 million in the same period a year ago.

Alpha expects to receive $75 million in cash at the AMFIRE transaction close, which is anticipated by year end.

As of the end of the third quarter of 2014, Alpha had total liquidity of approximately $2.3 billion, consisting of cash, cash equivalents and marketable securities of more than $1.3 billion, which includes approximately 6.4 million shares of Rice Energy valued at approximately $170 million, and more than $0.9 billion available under the Company’s secured credit and accounts receivable securitization facilities. Rice Energy shares held by Alpha are subject to customary lock-up provisions which expire on November 11, 2014, after which we may consider a potential sale of some or all of these shares. Total long-term debt, net of debt discounts, and including the current portion of long-term debt as of

September 30, 2014, was approximately $3.9 billion, including approximately $154 million of senior convertible notes maturing in 2015.

Market Overview

Metallurgical Coal

The global seaborne metallurgical coal market has shown no meaningful improvement over the last several months and continues to exhibit dynamics of an oversupplied market. The Asian hard coking coal benchmark remained at approximately $120 per metric tonne for the third consecutive quarter, with spot assessments measured in the range of $110 - $115 per metric tonne over the past several months.

Decelerating growth in steel demand in China, coupled with increases in Australian metallurgical coal production continue to cause an oversupplied seaborne metallurgical coal market. The World Steel Association (WSA) recently lowered its global apparent steel usage (ASU) growth forecast for 2015 to 2.0 percent from 3.3 percent, with Chinese ASU growth forecast dropping from 2.7 percent to 0.8 percent. Furthermore, Chinese metallurgical coal imports continued to decline significantly in 2014 to an annualized rate of approximately 60 million tonnes, compared to approximately 75 million tonnes in 2013. Australian year-to-date exports are up 12 percent, or 13 million tonnes, to 120 million tonnes through August.

Announced cuts to global metallurgical coal production through production curtailments and mine idlings are in the 25 million tonne range with additional production cuts likely as current prices do not allow a return for many of the global producers. North American production cuts account for approximately 15 million tonnes, or nearly 60 percent of announced global cuts to date. As stated on our second quarter earnings conference call, we believe many of these announced reductions have not yet taken full effect as certain mines have yet to idle or are selling their remaining inventory.

Thermal Coal

Recent price trends suggest that the thermal coal market will remain weak into early 2015. Although domestic utility inventories remain at historically low levels, softer natural gas prices, increased imports of thermal coal and declining usage of thermal coal by power plants in response to EPA regulations have contributed to a continued weak pricing and demand environment.

Rail underperformance continues to hinder shipping volumes across all regions, particularly in the PRB. Utility inventory levels at the end of September 2014 were at approximately 45 days of coal burn compared to a five-year average of approximately 65 days and 45 days of burn as of the end of August 2014.

While pricing in Northern Appalachia (NAPP) has held up better than in other regions, it is still down over the past few months. Increased competition from the Illinois Basin, the threat of increased production from competing mines, and natural gas prices retreating to the high $3 per MMBtu range with large basis differentials have all contributed to continued soft market conditions in NAPP. Utility inventories in NAPP stood at roughly 62 days of coal burn at the end of September 2014, compared to approximately 56 days in August 2014 and five-year average of 61 days.

Utility stockpiles in Central Appalachia (CAPP) at the end of September 2014 are well below normal five-year average burn levels, at approximately 77 days, up from 73 days at the end of August 2014,

but down significantly from roughly 120 days a year ago. Despite this, we continue to see no demonstrated sense of urgency from the utilities, due in part to mild summer weather, lackluster demand and strong natural gas injections over the past several months.

The seaborne market is equally uninspiring. API2 spot pricing weakened further from roughly $76 per tonne in the prior quarter to approximately $73 per tonne currently and in line with 2015 calendar year pricing - well below the break-even point for the majority of U.S. producers.

2014 and 2015 Outlook

We are increasing our 2014 shipment guidance for Eastern metallurgical and Eastern steam coals while maintaining our PRB guidance. We now expect to ship between 79 and 86 million tons, including 17 to 19 million tons of Eastern metallurgical coal, 28 to 30 million tons of Eastern steam coal, and 34 to 37 million tons of Western steam coal. The increase in expected shipment volumes of Eastern metallurgical coal is principally due to a shift of crossover coals into the metallurgical markets, increased use of purchased coal in our sales mix and extension of the WARN notices at several mines. We have committed a total of approximately 56 million tons for 2015, consisting of more than eight million tons of metallurgical coal, more than 16 million tons of Central and Northern Appalachian coal and nearly 31 million tons of PRB coal. As of October 21, 2014, 100 percent of the midpoint of anticipated 2014 metallurgical coal shipments was committed and priced at an average expected per ton realization of $85.71. Based on the midpoint of guidance, 99 percent of anticipated 2014 Eastern steam coal shipments were committed and priced at an average expected per ton realization of $58.03, and 100 percent of the midpoint of anticipated 2014 PRB shipments was committed and priced at an average expected per ton realization of $11.99. Alpha’s 2014 guidance for its Eastern adjusted cost of coal sales per ton is now $62.00 to $64.00, while Western cost of coal sales per ton is now at $11.00 to $11.50. Guidance for 2014 capital expenditures remains at $225 million to $275 million. Based on preliminary estimates, we expect 2015 capital expenditures to range from $275 million to $350 million. The increase in 2015 capital expenditures relative to 2014 is primarily due to anticipated regulatory and environmental investments as well as incremental equipment rebuild expenditures. SG&A guidance for 2014, which excludes merger related expenses, is now $130 million to $140 million. The company’s 2014 depletion, depreciation and amortization expense is unchanged at $700 million to $800 million. Interest expense guidance is increased slightly to $275 million to $290 million. Approximately $200 million to $210 million of this interest expense is cash interest. We expect 2015 interest expense and cash paid for interest to be $310 million to $330 million and $230 million to $245 million, respectively.

Guidance
(in millions, except per ton and percentage amounts)

2014
Average per Ton Sales Realization on Committed and Priced Coal Shipments[1,2,3]
West	$11.99
Eastern Steam	$58.03
Eastern Metallurgical	$85.71
Coal Shipments (tons)[3]	79 - 86
West	34 - 37
Eastern Steam	28 - 30
Eastern Metallurgical	17 - 19
Committed and Priced (%)[3,4]	100%
West	100%
Eastern Steam	99%
Eastern Metallurgical	100%
Committed and Unpriced (%)[3,4]	0%
West	0%
Eastern Steam	1%
Eastern Metallurgical	0%
West - Adjusted Cost of Coal Sales per Ton[5]	$11.00 - $11.50
East - Adjusted Cost of Coal Sales per Ton[5]	$62.00 - $64.00
Selling, General & Administrative Expense[5]	$130 - $140
Depletion, Depreciation & Amortization	$700 - $800
Interest Expense	$275 - $290
Cash Paid for Interest	$200 - $210
Capital Expenditures[6]	$225 - $275

Notes:

1.	Based on committed and priced coal shipments as of October 21, 2014.

2.
Actual average per ton realizations on committed and priced tons recognized in future periods may vary based on actual freight expense in future periods relative to assumed freight expense embedded in projected average per ton realizations.

3.	Contain estimates of future coal shipments based upon contract terms and anticipated delivery schedules. Actual coal shipments may vary from these estimates.

4.	As of October 21, 2014, compared with the midpoint of shipment guidance range.

5.	Actual results may be adjusted for various items, such as merger-related expenses, that cannot reasonably be predicted.

6.	Includes the fourth of five annual bonus bid payments on the Federal Lease by Application for the Belle Ayr mine of $42 million.

About Alpha Natural Resources
Alpha Natural Resources is one of the largest and most regionally diversified coal suppliers in the United States. With affiliate mining operations in Virginia, West Virginia, Kentucky, Pennsylvania and Wyoming, Alpha supplies metallurgical coal to the steel industry and thermal coal to generate power to customers on five continents.  Consistent with its Running Right process, Alpha is committed to being a leader in mine safety and an environmental steward in the communities where its affiliates operate. For more information, visit Alpha’s website at www.alphanr.com.

Forward Looking Statements
This news release includes forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on Alpha’s expectations and beliefs concerning future events and involve risks and uncertainties that may cause actual results to differ materially from current expectations. These factors are difficult to predict accurately and may be beyond Alpha’s control. The following factors are among those that may cause actual results to differ materially from our forward-looking statements:

•	our liquidity, results of operations and financial condition;

•	sustained depressed levels or further declines in coal prices;

•	worldwide market demand for coal, electricity and steel, including demand for U.S. coal exports;

•	utilities switching to alternative energy sources such as natural gas, renewables and coal from basins where we do not operate;

•	reductions or increases in customer coal inventories and the timing of those changes;

•	our production capabilities and costs;

•	inherent risks of coal mining beyond our control, and our ability to utilize our coal assets fully and replace reserves as they are depleted;

•
changes in environmental laws and regulations, including those directly affecting our coal mining and production, and those affecting our customers’ coal usage, including potential climate change initiatives;

•	changes in safety and health laws and regulations and their implementation, and the ability to comply with those changes;

•	competition in coal markets;

•	future legislation, regulatory and court decisions and changes in regulations, governmental policies or taxes or changes in interpretation thereof;

•	global economic, capital market or political conditions, including a prolonged economic downturn in the markets in which we operate and disruptions in worldwide financial markets;

•	the outcome of pending or potential litigation or governmental investigations;

•	our relationships with, and other conditions affecting, our customers, including the inability to collect payments from our customers if their creditworthiness declines;

•	changes in, renewal or acquisition of, terms of and performance of customers under coal supply arrangements and the refusal by our customers to receive coal under agreed contract terms;

•	our ability to obtain, maintain or renew any necessary permits or rights, and our ability to mine properties due to defects in title on leasehold interests;

•	attracting and retaining key personnel and other employee workforce factors, such as labor relations;

•	the geological characteristics of the Powder River Basin, Central and Northern Appalachian coal reserves;

•	funding for and changes in postretirement benefit obligations, pension obligations, including multi-employer pension plans, and federal and state black lung obligations;

•	cybersecurity attacks or failures, threats to physical security, extreme weather conditions or other natural disasters;

•	increased costs and obligations potentially arising from the Patient Protection and Affordable Care Act;

•	reclamation and mine closure obligations;

•	our assumptions concerning economically recoverable coal reserve estimates;

•	our ability to negotiate new United Mine Workers of America (“UMWA”) wage agreements on terms acceptable to us, increased unionization of our workforce in the future, and any strikes by our workforce;

•	disruptions in delivery or changes in pricing from third party vendors of key equipment and materials that are necessary for our operations, such as diesel fuel, steel products, explosives and tires;

•	inflationary pressures on supplies and labor and significant or rapid increases in commodity prices;

•	railroad, barge, truck and other transportation availability, performance and costs;

•	disruption in third party coal supplies;

•	our ability to integrate successfully operations that we may acquire or develop in the future, or the risk that any such integration could be more difficult, time-consuming or costly than expected;

•	the consummation of financing transactions, acquisitions or dispositions and the related effects on our business and financial position;

•	indemnification of certain obligations not being met;

•	long-lived asset impairment charges;

•	fair value of derivative instruments not accounted for as hedges that are being marked to market;

•	our substantial indebtedness and potential future indebtedness;

•	restrictive covenants and other terms in our secured credit facility and the indentures governing our outstanding debt securities;

•	our ability to obtain or renew surety bonds on acceptable terms or maintain self-bonding status;

•	certain terms of our outstanding debt securities, including conversions of some of our convertible senior debt securities, that may adversely impact our liquidity; and

•
other factors, including the other factors discussed in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, and “Risk Factors” sections of our Annual Report on Form 10-K for the year ended December 31, 2013 and Quarterly Reports on Form 10-Q for the quarters ended March 31, 2014 and June 30, 2014.

These and other risks and uncertainties are discussed in greater detail in Alpha’s Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, and other documents filed with the Securities and Exchange Commission. Forward-looking statements in this news release or elsewhere speak only as of the date made. New uncertainties and risks arise from time to time, and it is impossible for Alpha to predict these events or how they may affect the Company. Alpha has no duty to, and does not intend to, update or revise the forward-looking statements in this news release after the date it is issued.  In light of these risks and uncertainties, investors should keep in mind that the results, events or developments disclosed in any forward-looking statement made in this news release may not occur.

Investor Contact
Alex Rotonen, CFA
Vice President, Investor Relations
276-739-4144
arotonen@alphanr.com

Media Contact
Steve Hawkins
Director, Media Relations
276-285-2037
shawkins@alphanr.com

FINANCIAL TABLES FOLLOW

Use of Non-GAAP Measures
In addition to the results prepared in accordance with generally accepted accounting principles in the United States (GAAP) provided throughout this press release, Alpha has presented the following non-GAAP financial measures, which management uses to gauge operating performance: EBITDA, adjusted EBITDA, adjusted net income (loss), adjusted diluted income (loss) per common share, adjusted cost of coal sales per ton, adjusted coal margin per ton, and adjusted weighted average coal margin per ton.   These non-GAAP financial measures exclude various items detailed in the attached “Reconciliation of EBITDA and Adjusted EBITDA to Net Loss” and “Reconciliation of Adjusted Net Loss to Net Loss.”

The definition of these non-GAAP measures may be changed periodically by management to adjust for significant items important to an understanding of operating trends.  These measures are not intended to replace financial performance measures determined in accordance with GAAP. Rather, they are presented as supplemental measures of the Company’s performance that management finds useful in assessing the company’s financial performance and believes are useful to securities analysts, investors and others in assessing the Company’s performance over time.  Moreover, these measures are not calculated identically by all companies and therefore may not be comparable to similarly titled measures used by other companies.

Alpha Natural Resources, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(In Thousands Except Shares and Per Share Data)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013

Revenues:
Coal revenues	$920,833	$1,028,847	$2,792,906	$3,292,412
Freight and handling revenues	111,816	135,931	362,356	448,316
Other revenues	17,943	26,316	61,201	119,080
Total revenues	1,050,592	1,191,094	3,216,463	3,859,808

Costs and expenses:
Cost of coal sales (exclusive of items shown separately below)	864,998	988,995	2,589,530	3,082,330
Freight and handling costs	111,816	135,931	362,356	448,316
Other expenses	17,988	120,698	39,873	155,479
Depreciation, depletion and amortization	170,895	196,292	562,262	650,021
Amortization of acquired intangibles, net	9,166	2,748	27,909	908
Selling, general and administrative expenses (exclusive of depreciation,
depletion and amortization shown separately above)	34,798	38,899	119,752	120,664
Asset impairment and restructuring	11,544	2,017	23,633	24,358
Goodwill impairment	—	253,102	308,651	253,102
Total costs and expenses	1,221,205	1,738,682	4,033,966	4,735,178

Loss from operations	(170,613)	(547,588)	(817,503)	(875,370)

Other income (expense):
Interest expense	(75,688)	(62,233)	(211,662)	(182,587)
Interest income	574	1,008	1,730	3,133
Gain on sale of marketable equity securities	16,435	—	16,435	—
Gain (loss) on early extinguishment of debt	—	158	(2,022)	(33,039)
Gain on exchange of equity-method investment	—	—	250,331	—
Miscellaneous income, net	379	7,277	2,493	24,131
Total other income (expense), net	(58,300)	(53,790)	57,305	(188,362)

Loss before income taxes	(228,913)	(601,378)	(760,198)	(1,063,732)
Income tax benefit	43,938	143,137	6,898	309,022
Net loss	$(184,975)	$(458,241)	$(753,300)	$(754,710)

Loss per common share:
Basic loss per common share:	$(0.84)	$(2.07)	$(3.40)	$(3.42)
Diluted loss per common share:	$(0.84)	$(2.07)	$(3.40)	$(3.42)

Weighted average shares outstanding:
Weighted average shares--basic	221,491,811	220,960,449	221,342,088	220,850,020
Weighted average shares--diluted	221,491,811	220,960,449	221,342,088	220,850,020

This information is intended to be reviewed in conjunction with the company's filings with the U.S. Securities and Exchange Commission.

Alpha Natural Resources, Inc. and Subsidiaries
Supplemental Sales, Operations and Financial Data
(In Thousands, Except Per Ton and Percentage Data)
(Unaudited)

	Three Months Ended			Nine Months Ended September 30,
	September 30, 2014	June 30, 2014	September 30, 2013	2014	2013

Tons sold (1):
Powder River Basin	9,280	7,908	10,087	26,635	28,825
Eastern steam	7,183	7,486	6,726	22,254	21,779
Eastern metallurgical	4,773	4,492	5,034	13,656	15,705
Total	21,236	19,886	21,847	62,545	66,309

Average realized price per ton sold (2)(7):
Powder River Basin	$11.81	$11.81	$12.58	$11.97	$12.67
Eastern steam	$58.16	$58.53	$63.21	$58.32	$62.51
Eastern metallurgical	$82.45	$86.31	$94.73	$86.14	$99.70
Weighted average total	$43.36	$46.23	$47.09	$44.65	$49.65

Coal revenues:
Powder River Basin	$109,602	$93,391	$126,865	$318,778	$365,188
Eastern steam	417,759	438,144	425,097	1,297,764	1,361,387
Eastern metallurgical	393,472	387,718	476,885	1,176,364	1,565,837
Total coal revenues	$920,833	$919,253	$1,028,847	$2,792,906	$3,292,412

Adjusted cost of coal sales per ton (3)(7)(8)(11):
Powder River Basin	$11.32	$12.06	$9.29	$11.15	$9.79
East (4)	$61.69	$62.01	$74.52	$63.14	$72.73
Adjusted weighted average total	$39.67	$42.14	$44.40	$41.00	$45.37

Adjusted weighted average coal margin per ton (9)	$3.69	$4.09	$2.69	$3.65	$4.28
Adjusted weighted average coal margin percentage (10)	8.5%	8.8%	5.7%	8.2%	8.6%

Cost of coal sales per ton (3)(7)(11):
Powder River Basin	$11.32	$12.06	$9.29	$11.15	$9.79
East (4)	$62.32	$60.65	$74.93	$62.91	$73.60
Weighted average total	$40.03	$41.33	$44.62	$40.87	$45.86

Weighted average coal margin per ton (5)	$3.33	$4.90	$2.47	$3.78	$3.79
Weighted average coal margin percentage (6)	7.7%	10.6%	5.2%	8.5%	7.6%

Net cash (used in) provided by operating activities	$34,296	$(217,048)	$111,083	$(236,713)	$178,579
Capital expenditures	$45,341	$43,115	$56,123	$128,174	$163,129

(1) Stated in thousands of short tons.
(2) Coal revenues divided by tons sold. This statistic is stated as free on board (FOB) at the processing plant.
(3) Cost of coal sales divided by tons sold. The cost of coal sales per ton only includes costs in our Eastern and Western Coal Operations.
(4) East includes the Company's operations in Central Appalachia (CAPP) and Northern Appalachia (NAPP).
(5) Weighted average total sales realization per ton less weighted average total cost of coal sales per ton.
(6) Weighted average coal margin per ton divided by weighted average total sales realization per ton.
(7) Amounts per ton calculated based on unrounded revenues, cost of coal sales and tons sold.
(8) For the three months ended September 30, 2014, June 30, 2014, and September 30, 2013, and for the nine months ended September 30, 2014 and
September 30, 2013, adjusted cost of coal sales per ton for East includes adjustments to exclude the impact of certain charges set forth in the table below.
(9) Weighted average total sales realization per ton less adjusted weighted average total cost of coal sales per ton.
(10) Adjusted weighted average coal margin per ton divided by weighted average total sales realization per ton.
(11) Adjusted cost of coal sales per ton for our Eastern Operations reconciled to their unadjusted amounts is as follows:

	Three months ended			Nine months ended
	September 30, 2014	June 30, 2014	September 30, 2013	September 30, 2014	September 30, 2013
Cost of coal sales per ton-East	$62.32	$60.65	$74.93	$62.91	$73.60
Impact of provision for regulatory costs	—	—	—	—	(0.62)
Impact of employee benefit related expenses	(0.47)	—	—	(0.16)	—
Impact of merger-related expenses	(0.16)	1.36	(0.41)	0.39	(0.25)
Adjusted cost of coal sales per ton-East	$61.69	$62.01	$74.52	$63.14	$72.73

This information is intended to be reviewed in conjunction with the company's filings with the U.S. Securities and Exchange Commission.

Alpha Natural Resources, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets and Supplemental Liquidity Data
(In Thousands)
(Unaudited)

	September 30, 2014	December 31, 2013

Cash and cash equivalents	$809,411	$619,644
Trade accounts receivable, net	317,684	287,655
Inventories, net	305,285	304,863
Short-term marketable securities	374,528	337,069
Prepaid expenses and other current assets	264,425	439,193
Total current assets	2,071,333	1,988,424
Property, equipment and mine development costs, net	1,528,163	1,798,648
Owned and leased mineral rights and land, net	6,984,875	7,157,506
Goodwill, net	—	308,651
Long-term marketable securities	170,479	—
Other non-current assets	437,975	546,029
Total assets	$11,192,825	$11,799,258

Current portion of long-term debt	$176,945	$29,169
Trade accounts payable	245,311	234,951
Accrued expenses and other current liabilities	703,309	978,695
Total current liabilities	1,125,565	1,242,815
Long-term debt	3,714,976	3,398,434
Pension and postretirement medical benefit obligations	1,024,896	990,124
Asset retirement obligations	723,479	728,575
Deferred income taxes	828,070	901,552
Other non-current liabilities	455,296	465,892
Total liabilities	7,872,282	7,727,392

Total stockholders' equity	3,320,543	4,071,866
Total liabilities and stockholders' equity	$11,192,825	$11,799,258

	As of
	September 30, 2014	December 31, 2013
Liquidity ($ in 000's):
Cash and cash equivalents	$809,411	$619,644
Short-term marketable securities	374,528	337,069
Long-term marketable securities (1)	170,479	—
Total cash, cash equivalents and marketable securities	1,354,418	956,713
Unused revolving credit and A/R securitization facilities (2)	915,700	966,000
Total liquidity	$2,270,118	$1,922,713

(1) Shares of Rice Energy Inc. are subject to customary lockup provisions which expire on November 11, 2014.
(2) The revolving credit facility under our credit agreement is subject to a minimum liquidity requirement of $300 million.

This information is intended to be reviewed in conjunction with the company's filings with the U.S. Securities and Exchange Commission.

Alpha Natural Resources, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(In Thousands)
(Unaudited)

	Nine Months Ended September 30,
	2014	2013

Operating activities:
Net loss	$(753,300)	$(754,710)
Adjustments to reconcile net loss to net cash provided by (used in)
operating activities:
Depreciation, depletion, accretion and amortization	647,298	733,282
Amortization of acquired intangibles, net	27,909	908
Mark-to-market adjustments for derivatives	4,641	1,312
Stock-based compensation	21,170	18,360
Employee benefit plans, net	43,879	43,352
Loss on early extinguishment of debt	2,022	33,039
Deferred income taxes	(4,785)	(306,488)
Gain on exchange of equity-method investment	(250,331)	—
Gain on sale of marketable equity security	(16,435)	—
Asset impairment and restructuring	23,633	24,358
Goodwill impairment	308,651	253,102
Other, net	8,843	(16,020)
Changes in operating assets and liabilities:
Trade accounts receivable, net	(30,029)	118,216
Inventories, net	(422)	61,116
Prepaid expenses and other current assets	80,882	30,728
Other non-current assets	24,690	7,052
Trade accounts payable	11,204	(28,332)
Accrued expenses and other current liabilities	(304,212)	152,816
Pension and postretirement medical benefit obligations	(31,752)	(36,647)
Asset retirement obligations	(39,063)	(31,519)
Other non-current liabilities	(11,206)	(125,346)
Net cash provided by (used in) operating activities	(236,713)	178,579

Investing activities:
Capital expenditures	(128,174)	(163,129)
Purchases of marketable securities	(507,804)	(738,800)
Sales of marketable securities	532,323	680,452
Proceeds from exchange of equity method investment, net	96,732	—
Other, net	13,516	7,075
Net cash provided by (used in) investing activities	6,593	(214,402)

Financing activities:
Proceeds from borrowings on long-term debt	500,000	964,369
Principal repayments of long-term debt	(35,993)	(951,894)
Principal repayments of capital lease obligations	(13,028)	(12,151)
Debt issuance and modification costs	(28,185)	(24,317)
Common stock repurchases	(1,392)	(1,352)
Other	(1,515)	(1,453)
Net cash provided by (used in) financing activities	419,887	(26,798)

Net increase (decrease) in cash and cash equivalents	$189,767	$(62,621)
Cash and cash equivalents at beginning of period	$619,644	$730,723
Cash and cash equivalents at end of period	$809,411	$668,102

This information is intended to be reviewed in conjunction with the company's filings with the U. S. Securities and Exchange Commission.

Alpha Natural Resources, Inc. and Subsidiaries
Reconciliation of EBITDA and Adjusted EBITDA to Net Loss
(In Thousands)
(Unaudited)

	Three Months Ended			Nine Months Ended September 30,
	September 30, 2014	June 30, 2014	September 30, 2013	2014	2013

Net loss (1)	$(184,975)	$(512,627)	$(458,241)	$(753,300)	$(754,710)
Interest expense	75,688	71,012	62,233	211,662	182,587
Interest income	(574)	(540)	(1,008)	(1,730)	(3,133)
Income tax (benefit) expense	(43,938)	(9,518)	(143,137)	(6,898)	(309,022)
Depreciation, depletion and amortization	170,895	191,072	196,292	562,262	650,021
Amortization of acquired intangibles, net	9,166	9,464	2,748	27,909	908
EBITDA	26,262	(251,137)	(341,113)	39,905	(233,349)
Goodwill impairment	—	308,651	253,102	308,651	253,102
Asset impairment and restructuring	11,544	2,590	2,017	23,633	24,358
Change in fair value and settlement of derivative instruments	8,987	(4,466)	(1,865)	11,058	(7,671)
Merger related expense (benefit)	1,087	(5,990)	119,824	1,595	122,725
Provision for regulatory costs	—	—	—	—	25,000
Employee benefit related expense	5,792	—	—	5,792	—
Loss on assets contributed to equity affiliate	—	—	1,622	—	10,117
(Gain) loss on early extinguishment of debt	—	218	(158)	2,022	33,039
Adjusted EBITDA	$53,672	$49,866	$33,429	$392,656	$227,321

(1) For the nine months ended September 30, 2014, net loss includes a gain of $250.3 million from the exchange of the Alpha Shale joint venture with Rice
Energy.

This information is intended to be reviewed in conjunction with the company's filings with the U.S. Securities and Exchange Commission.

Alpha Natural Resources, Inc. and Subsidiaries
Reconciliation of Adjusted Net Loss to Net Loss
(In Thousands Except Shares and Per Share Data)
(Unaudited)

	Three Months Ended			Nine Months Ended September 30,
	September 30, 2014	June 30, 2014	September 30, 2013	2014	2013

Net loss (1)	$(184,975)	$(512,627)	$(458,241)	$(753,300)	$(754,710)
Goodwill impairment	—	308,651	253,102	308,651	253,102
Asset impairment and restructuring	11,544	2,590	2,017	23,633	24,358
Change in fair value and settlement of derivative instruments	8,987	(4,466)	(1,865)	11,058	(7,671)
Merger related expense (benefit)	1,087	(5,990)	119,824	1,595	122,725
Provision for regulatory costs	—	—	—	—	25,000
Employee benefit related expense	5,792	—	—	5,792	—
Loss on assets contributed to equity affiliate	—	—	1,622	—	10,117
Loss on early extinguishment of debt	—	218	(158)	2,022	33,039
Amortization of acquired intangibles, net	9,166	9,464	2,748	27,909	908
Estimated income tax effect of above adjustments	(13,563)	(677)	(45,873)	(26,787)	(66,494)
Discrete tax charge from state statutory tax rate and apportionment change, net of federal tax impact	—	—	(2,524)	—	(2,524)
Discrete tax charge (benefit) from valuation allowance adjustment	43,655	87,485	(5,070)	181,258	2,614
Discrete tax benefit from reversal of reserves for uncertain tax positions	—	(8,090)	—	(8,090)	—
Adjusted net loss	$(118,307)	$(123,442)	$(134,418)	$(226,259)	$(359,536)

Weighted average shares--diluted	221,491,811	221,376,721	220,960,449	221,342,088	220,850,020

Adjusted diluted income (loss) per common share	$(0.53)	$(0.56)	$(0.61)	$(1.02)	$(1.63)

(1) For the nine months ended September 30, 2014, net loss includes a gain of $250.3 million from the exchange of the Alpha Shale joint venture with Rice Energy.

This information is intended to be reviewed in conjunction with the company's filings with the U.S. Securities and Exchange Commission.